Exhibit 99.(m)(8)

TIAA-CREF LIFECYCLE FUNDS
(a sub-family of TIAA-CREF Institutional Mutual Funds)

FORM OF AMENDMENT TO RETIREMENT CLASS DISTRIBUTION (12B-1) PLAN

          AMENDMENT dated November 30, 2007, to the Distribution (12b-1) Plan dated October 1, 2004 (the “Plan”), adopted by TIAA-CREF Institutional Mutual Funds (the “Trust”), on behalf of the Retirement Class of its distinct sub-family of funds known as the TIAA-CREF Lifecycle Funds (the “Lifecycle Funds”), in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

          WHEREAS, the Trust has established three new Lifecycle Funds, Lifecycle 2045 Fund, Lifecycle 2050 Fund and Lifecycle Retirement Income Fund, that will each offer Retirement Class shares (collectively, the “Funds”) and would like the Plan to apply to the Retirement Class of each of these Funds;

          NOW, THEREFORE, the Plan is amended as follows:

1. The Plan shall be amended by replacing the existing Schedule A with the schedule attached hereto.

IN WITNESS WHEREOF, the parties hereby acknowledge the above amendment to the Plan.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

By:
Title:

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By:
Title:

Schedule A

Name of Fund	Maximum Distribution Fee (expressed as an annual rate of the average daily net assets of each Fund)

Lifecycle 2010 Fund Retirement Class	0.05%

Lifecycle 2015 Fund Retirement Class	0.05%

Lifecycle 2020 Fund Retirement Class	0.05%

Lifecycle 2025 Fund Retirement Class	0.05%

Lifecycle 2030 Fund Retirement Class	0.05%

Lifecycle 2035 Fund Retirement Class	0.05%

Lifecycle 2040 Fund Retirement Class	0.05%

Lifecycle 2045 Fund Retirement Class	0.05%

Lifecycle 2050 Fund Retirement Class	0.05%

Lifecycle Retirement Income Fund Retirement Class	0.05%